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                                                                    Exhibit 12.1

                           FEDERAL-MOGUL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (unaudited)
                       (In thousands except for ratios)

                                               Three months
                                                  ended                      Year ended December 31,
                                                 March 31,   -------------------------------------------------------
                                                   1999        1998        1997       1996         1995       1994
                                               ------------    ----        ----       ----         ----       ----
Fixed charges:
   Interest expense                              $ 68,711    $193,607    $ 32,000   $  42,600     $37,300   $ 21,200
   Estimated interest portion of rents              1,937      15,768       9,700      11,267      11,333      8,300
   Amortization of debt issuance expense            2,189      10,393       1,288       1,827       1,803      1,053
                                                 --------    --------    --------   ---------     -------   --------
       Total fixed charges                       $ 72,837    $219,768    $ 42,988   $  55,694     $50,436   $ 30,553
Earnings:
   Earnings before fixed charges                 $106,600    $185,500    $ 99,500   $(228,700)    $(3,300)  $102,100
   Fixed charges                                   72,837     219,768      42,988      55,694      50,436     30,553
                                                 --------    --------    --------   ---------     -------   --------
       Adjusted earnings                         $179,347    $405,268    $142,488   $(173,006)    $47,136   $132,653
Ratio of Earnings to Fixed Charges                  2.464       1.844       3.315      (3.106)      0.935      4.342
                                                 ========    ========    ========   =========     =======   ========
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